Filed pursuant to Rule 433

Registration No. 333-190388-01

August 6, 2013

Laclede Gas Company

Pricing Term Sheet

$100,000,000 2.000% Series First Mortgage Bonds due 2018

$250,000,000 3.400% Series First Mortgage Bonds due 2023

$100,000,000 4.625% Series First Mortgage Bonds due 2043

Issuer:	Laclede Gas Company
Ratings (Moody’s / S&P / Fitch)*:	A2 / A / A
Ratings Outlooks (Moody’s / S&P / Fitch)*:	Stable / Stable / Stable
Security Type:	First Mortgage Bonds
	Bonds due 2018	Bonds due 2023	Bonds due 2043
Pricing Date:	August 6, 2013	August 6, 2013	August 6, 2013
Settlement Date:	August 13, 2013	August 13, 2013	August 13, 2013
Maturity Date:	August 15, 2018	August 15, 2023	August 15, 2043
Interest Payment Dates:	February 15 and August 15, beginning February 15, 2014	February 15 and August 15, beginning February 15, 2014	February 15 and August 15, beginning February 15, 2014
Principal Amount:	$100,000,000	$250,000,000	$100,000,000
Benchmark:	1.375% due July 31, 2018	1.750% due May 15, 2023	3.125% due February 15, 2043
Benchmark Price / Yield:	99-31 1/4 / 1.380%	92-13 / 2.636%	89-15+ / 3.714%
Spread to Benchmark:	+ 70 bps	+ 80 bps	+ 95 bps
Yield to Maturity:	2.080%	3.436%	4.664%
Coupon:	2.000%	3.400%	4.625%
Public Offering Price:	99.622%	99.697%	99.373%
Optional Redemption:	T + 10 bps	T + 15 bps	T + 15 bps
CUSIP / ISIN:	505588BH5 / US505588BH57	505588BJ1 / US505588BJ14	505588BK8 / US505588BK86
Book-Running Manager:	Wells Fargo Securities, LLC
Senior Co-Manager:	U.S. Bancorp Investments, Inc.
Co-Managers:	Commerce Bank – Capital Markets Group Fifth Third Securities, Inc. UMB Financial Services, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-326-5897 or e-mailing cmClientsupport@wellsfargo.com.